UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 15, 2007

Comarco, Inc.

(Exact name of registrant as specified in its charter)

California	000-05449	95-2088894
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25541 Commercentre Drive, Lake Forest, California	92630-8870
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 599-7400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Effective as of June 11, 2007, the Company entered into Amended and Restated Severance Agreements (“Agreements”) with Thomas A. Franza, Daniel R. Lutz, Thomas W. Lanni, Frederick L. Torstennsson, John McMunn and Mark Chapman. The new Agreements were implemented to conform to the provisions of Section 409A of the Internal Revenue Code of 1986 and the regulations promulgated thereunder. The Agreements with Messrs Franza, Lutz, Lanni and Torstennsson replace existing agreements, and have the same economic terms.

The Agreements, which contain the same terms for all the executives except as noted below, provide that if, within 24 months following a change of control of the Company, he is terminated or constructively terminated without cause, or ceases to be employed by the Company for reasons other than because of death, disability or retirement, then he is entitled to receive a lump sum cash payment equal to the sum of his annual base salary plus his annual incentive compensation bonus that would be payable assuming 100 percent satisfaction of all goals thereunder (for Messrs. Franza and Lutz, the payment is two times such sum of salary and bonus). In addition, the executive is entitled to continue participation and coverage under the Company’s health plans and insurance program and the acceleration of all unvested options and restricted stock, if any. Each severance agreement has a term that continues until three years after any notice of non-renewal or termination is given by the executive or the Company.

A copy of the form of the Agreement is attached hereto as Exhibit 10.9 and incorporated herein by this reference.

Note: The information contained in this Current Report on Form 8-K shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.9	Amended and Restated Severance Compensation Agreement dated June 11, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMARCO, INC.
(Registrant)

Date June 15, 2007	/s/ Daniel R. Lutz
(Signature)
Daniel R. Lutz
Vice President and Chief Financial Officer